HomeStreet Bank Announces Signing of a Letter of Intent with Homebridge Financial Services with Respect to the Sale of HomeStreet’s Home Loan Center-Based Mortgage Origination Business
SEATTLE, WA - February 27, 2019 - (BUSINESS WIRE) - HomeStreet, Inc., (Nasdaq:HMST) (“HomeStreet”), the parent company of HomeStreet Bank (“HomeStreet Bank”), has announced that it has entered into a non-binding letter of intent for Homebridge Financial Services, Inc., (“Homebridge”) to potentially acquire the assets related to HomeStreet’s stand-alone home loan centers and to hire HomeStreet’s related mortgage personnel (the “Transaction”). HomeStreet had previously announced that it was exploring a potential sale of these assets. After undergoing a marketing process to solicit interest from potential buyers, and receiving indications of interest from multiple interested parties, HomeStreet, has decided to enter into a non-binding letter of intent with Homebridge to pursue the Transaction. The parties expect to enter into a definitive agreement for a transfer of these assets and related personnel to Homebridge.
“We are excited to be working with Homebridge as the potential home for our high performing network of home loan centers and personnel,” said Mark K. Mason, Chairman, President, and Chief Executive Officer of HomeStreet. “Our network of office locations and origination personnel complement the existing Homebridge business well. We hope to conclude our negotiations and announce a transaction in the first quarter, and to begin the process of moving our home loan centers, fulfillment facilities and mortgage personnel to their new home.”
“Homebridge is one of the largest privately held, non-bank lenders in the United States, and in my opinion shares our culture and values, fulfilling our goal of identifying a company that could provide a dynamic platform for our team’s continued success,” said Rose Marie David, Senior EVP of Mortgage Lending for HomeStreet. “With 2,500 associates throughout its 200 retail branches and two wholesale divisions, our leadership team is excited about the alignment and the potential we can realize in coming together.”
The proposed Transaction is subject to, among other things, Homebridge’s satisfactory due diligence review of the assets to be purchased and the parties negotiating and entering into a definitive agreement or agreements with respect to the Transaction, which will include certain terms and conditions, including representations and warranties customary in a transaction of this nature. In the event that definitive agreement(s) are entered into between the parties, and subject to the final transaction structure, the closing of the proposed Transaction will be subject to additional conditions precedent including, but not limited to, the receipt of all required approvals, including third party regulatory approvals and approval of the proposed Transaction by the boards of directors of both parties.
If the potential Transaction is successful, HomeStreet plans to continue originating home mortgages through its bank locations, online banking services and affinity relationships going forward. HomeStreet will provide additional updates on the sale exploration process at such time as it determines that further disclosure is appropriate or required.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, our ability to reach an agreement with Homebridge on terms that we can accept, the timing of the conclusion of any negotiations with Homebridge or any further announcements to that effect, the ability to consummate a transaction if we are able to reach a definitive agreement, the ability to complete any such transaction in the time expected while retaining key staff for ongoing mortgage operations, and any anticipated benefits to be derived from the transaction are forward looking in nature and are subject to many other factors, including changes in market conditions that may impact our ability to meet our expectations. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties including operational, compliance, strategic, and reputational risks, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the third quarter of 2018. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. HomeStreet is not responsible for any statements or disclosures regarding any party other than HomeStreet, Inc. or HomeStreet Bank that may be contained in this press release.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company currently operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com
ir.homestreet.com/news

or:

Sloane & Company
Dan Zacchei/Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / Jgermani@sloanepr.com